EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

Contacts:

Stacey Sullivan Calbert, Media Relations

Marie Perry, Investor Relations

(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL ANNOUNCES SECOND QUARTER

FISCAL 2008 RESULTS

DALLAS, (Jan. 23, 2008) – Brinker International, Inc. (NYSE: EAT) announced fiscal 2008 second quarter earnings per diluted share from continuing operations increased to $0.44 from $0.32 in the prior year. Before special items, earnings per diluted share from continuing operations decreased to $0.31 from $0.33 in the prior year (reconciliation included in Table 2).

During the first quarter of fiscal 2008, the company began presenting Romano’s Macaroni Grill as discontinued operations in its financial statements due to management’s intent to sell the brand. Before special items, earnings per diluted share from discontinued operations increased 57 percent from $0.07 in the second quarter of fiscal 2007 to $0.11 in the current quarter (reconciliation included in Table 3). All amounts presented in this release are related to continuing operations unless otherwise stated.

Highlights for the second quarter fiscal 2008:

•      Sold 76 Chili’s restaurants to ERJ Dining IV, LLC;

•      Increased royalty revenues from franchisees by 57 percent;

•      Built 18 new company-owned restaurants and saw franchisees build 27 new restaurants;

•      Entered into an agreement with CMR, SAB de CV for the joint investment in a new corporation to develop 50 Chili's Grill & Bar and Maggiano's Little Italy restaurants in Mexico, 6 of which have recently opened;

•      Increased quarterly dividend by 22 percent to $0.11 per share; and

•      Repurchased 4.1 million common shares.

Doug Brooks, Chairman and CEO stated, “Brinker is committed to focusing on improving our core operations and to building on the strong foundations of our brands that will enable us to be successful in all macro-economic environments.  We are confident that the operational and financial strategies we have initiated during the past eighteen months, including refranchising of company-owned restaurants, closing of underperforming locations, divestiture of brands, reimage of Chili’s restaurants, international growth, aggressive share repurchases and growth of our dividend program, will have a positive impact on the company’s performance in the future.  We are now determining which initiatives can be accelerated and what additional actions can be taken to deliver more consistent earnings growth for our shareholders. “

Quarterly Revenues

Brinker reported revenues from continuing operations for the 13-week period of $868.2 million, a decrease of 3.5 percent compared with $899.6 million reported for the same period of fiscal 2007. The decrease in revenue was driven by a 2.1 percent decline in comparable restaurant sales (see Table 1). Additionally, growth in company-owned restaurants was more than offset by sales of restaurants to franchisees, resulting in a net decline in capacity of approximately 3 percent.  As a result, royalty revenues from franchisees increased 57 percent to $13.7 million from $8.7 million in the prior year.  In addition, the company recognized $6.3 million of franchise and development fee revenues during the second quarter of fiscal 2008.

Table 1: Q2 comparable restaurant sales

Q2 08 and Q2 07, company and three reported brands; percentage

	Q2 08 Comparable Sales	Q2 07 Comparable Sales	Q2 08 Pricing Impact	Q2 08 Mix-Shift
Brinker International(1)	(2.1)	(1.4)	2.8	0.3
Chili’s	(2.4)	(1.2)	2.8	0.9
On The Border	(4.3)	(3.6)	2.2	0.1
Maggiano’s	1.7	(1.3)	3.1	(2.7)

(1) Brinker International comparable restaurant sales exclude the impact of Macaroni Grill.

Quarterly Operating Performance

Cost of sales, as a percent of revenues, increased from 28.0 percent in the prior year to 28.2 percent in the second quarter of fiscal 2008. During the quarter, cost of sales was negatively impacted by unfavorable commodity prices, primarily beef, ribs, cheese and dairy products, and unfavorable product mix shifts related to new menu items, offset by favorable menu price changes and increased revenues from franchisees.

Restaurant expenses, as a percent of revenues, increased to 56.1 percent from 54.8 percent in the prior year primarily driven by increased labor and restaurant supply costs, partially offset by increased revenues from franchisees and lower pre-opening expenses.

Depreciation and amortization decreased $1.7 million primarily driven by the sale of 95 company-owned Chili’s restaurants to Pepper Dining, Inc. in the fourth quarter of fiscal 2007 and the sale of 76 company-owned Chili’s restaurants to ERJ Dining IV, LLC in the second quarter of fiscal 2008.  An increase in fully depreciated assets and restaurant closures also contributed to the decrease. These decreases were partially offset by an increase in depreciation due to the addition of new restaurants and remodel investments.

Compared to the prior year, general and administrative expense decreased $5.4 million for the quarter primarily due to lower performance and stock-based compensation expenses.

Other gains and charges increased to a net gain of $21.9 million compared to charges of $2.0 million a year ago as a result of a $29.2 million gain recorded in the second quarter of fiscal 2008 related to the sale of 76 Chili’s restaurants to ERJ, partially offset by $7.3 million in charges primarily related to long-lived asset impairments.

Interest expense increased $5.9 million primarily due to additional debt outstanding of $400 million borrowed under a three-year term loan used primarily to fund share repurchases in fiscal 2007 and for general corporate purposes.

The effective income tax rate for continuing operations, before special items, decreased to 29.0 percent for the current quarter as compared to 32.8 percent for the same quarter last year. The decrease in the tax rate was primarily due to an increase in federal tax credits, leverage from FICA tip credits and a decrease in incentive stock option expense.

Income from discontinued operations, before special items, increased to $11.8 million in the current quarter from $8.6 million a year ago (reconciliation included in Table 3). This increase was primarily driven by a decrease in depreciation expense due to the classification of assets held for sale beginning in fiscal 2008, partially offset by a 4.0 percent decline in comparable restaurant sales at Macaroni Grill, which also resulted in the de-leveraging of fixed costs.

Cash Flow and Capital Allocation

Cash flow from continuing operations for the first six months of fiscal 2008 decreased to approximately $214.4 million compared to $256.6 million in the prior year due to lower adjusted earnings and the timing of operational receipts and payments. Capital expenditures for continuing operations for the first six months totaled $149.4 million, a reduction of $36.5 million compared to the prior year, primarily due to a decrease in new restaurants developed by the company. The company repurchased 4.1 million common shares during the second quarter. At the end of the quarter, approximately $60 million remained available under the company’s share authorizations. Diluted weighted average shares outstanding for the second quarter were reduced over 16 percent to 105.3 million from 126.6 million at the end of the second quarter fiscal 2007.

As of the end of the second quarter of fiscal 2008, the company is in compliance with all debt covenants and believes that cash flows from its continuing operations and the strength of its balance sheet are adequate to support existing obligations and to finance ongoing operations.

Special Items

Table 2: Reconciliation of income from continuing operations, before special items

Q2 08 and Q2 07; $ millions and $ per diluted share after-tax

Item	$ Q2 08	EPS Per Share Q2 08	$ Q2 07	EPS Per Share Q2 07
Income from Continuing Operations	46.2	0.44	41.0	0.32
Other Gains and Charges	(13.8)	(0.13)	1.3	0.01
Income from Continuing Operations, before Special Items	32.4	0.31	42.3	0.33

Table 3: Reconciliation of income from discontinued operations, before special items

Q2 08 and Q2 07; $ millions and $ per diluted share after-tax

Item	$ Q2 08	EPS Per Share Q2 08	$ Q2 07	EPS Per Share Q2 07
Income from Discontinued Operations	8.3	0.08	3.2	0.03
Other Gains and Charges	3.5	0.03	5.4	0.04
Income from Discontinued Operations, before Special Items	11.8	0.11	8.6	0.07

Table 4: Reconciliation of net income, before special items

Q2 08 and Q2 07; $ millions and $ per diluted share after-tax

Item	$ Q2 08	EPS Per Share Q2 08	$ Q2 07	EPS Per Share Q2 07
Net Income	54.5	0.52	44.2	0.35
Other Gains and Charges	(10.3)	(0.10)	6.7	0.05
Net Income, before Special Items	44.2	0.42	50.9	0.40

Web-cast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker Web site (http://www.brinker.com) at 9 a.m. CDT today (Jan. 23). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day on Feb. 20, 2008.

Forward Calendar

•      Second Quarter SEC Form 10-Q filing on or before Feb. 4, 2008; and

•      Third quarter earnings release, before market opens, on Apr. 22, 2008.

At the end of the second quarter of fiscal 2008, Brinker International either owned, operated, or franchised 1,872 restaurants under the names Chili’s Grill & Bar (1,419 units), Romano’s Macaroni Grill (245 units), On The Border Mexican Grill & Cantina (167 units), and Maggiano’s Little Italy (41 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

BRINKER INTERNATIONAL, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	December 26,	December 27,	December 26,	December 27,
	2007	2006	2007	2006

Revenues	$868,206	$899,571	$1,763,292	$1,768,854
Operating Costs and Expenses:
Cost of sales	245,283	251,901	490,901	490,316
Restaurant expenses	486,871	493,132	989,024	974,134
Depreciation and amortization	39,089	40,825	77,624	81,055
General and administrative	39,620	44,973	80,558	93,113
Other gains and charges (a)	(21,948)	2,031	(21,436)	(1,210)

Total operating costs and expenses	788,915	832,862	1,616,671	1,637,408

Operating income	79,291	66,709	146,621	131,446

Interest expense	12,476	6,614	25,391	12,851
Other, net	(845)	(795)	(2,102)	(1,632)

Income before provision for income taxes	67,660	60,890	123,332	120,227

Provision for income taxes	21,434	19,900	38,570	39,165

Income from continuing operations	46,226	40,990	84,762	81,062

Income from discontinued operations, net of taxes (b)	8,254	3,202	7,318	10,769

Net income	$54,480	$44,192	$92,080	$91,831

Basic net income per share:
Income from continuing operations	$0.45	$0.33	$0.81	$0.65
Income from discontinued Operations	$0.08	$0.03	$0.07	$0.09
Net income per share	$0.53	$0.36	$0.88	$0.74

Diluted net income per share:
Income from continuing operations	$0.44	$0.32	$0.79	$0.64
Income from discontinued operations	$0.08	$0.03	$0.07	$0.09
Net income per share	$0.52	$0.35	$0.86	$0.73

Basic weighted average shares outstanding	103,498	123,451	104,981	123,835

Diluted weighted average shares outstanding	105,339	126,641	107,247	126,339

a)    Current year other gains and charges primarily includes a $29.2 million gain on the sale of 76 restaurants to a franchisee and $7.3 million of charges primarily related to the impairment of long-lived assets during the second quarter of fiscal 2008. Prior year other gains and charges includes $2.0 million of impairment charges associated with restaurant closures in the second quarter of fiscal 2007 and a gain on the termination of interest rate swaps of $3.2 million in the first quarter of fiscal 2007.

b)    Income from discontinued operations, net of taxes, includes other gains and charges of $3.5 million in the second quarter of fiscal 2008, primarily related to impairment charges and deal-related expenses resulting from the expected sale of Macaroni Grill and $5.1 million in the first quarter of fiscal 2008, primarily related to impairment charges and stock-based compensation expense resulting from the expected sale of Macaroni Grill.  Income from discontinued operations, net of taxes, includes other gains and charges of $5.4 million in the second quarter of fiscal 2007, primarily related to impairment charges associated with restaurant closures. As a result, income from discontinued operations, before special items, was $11.8 million and $8.6 million for the second quarter of fiscal 2008 and 2007, respectively. Income from discontinued operations, before special items, was $15.9 and $16.2 million, respectively, for fiscal 2008 and 2007 year-to-date.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 26,	June 27
	2007	2007
	(Unaudited)
ASSETS
Current assets of continuing operations	$292,281	$250,478
Assets held for sale	303,054	417,842
Net property and equipment (a)	1,522,362	1,469,586
Total other assets	199,945	180,115
Total assets	$2,317,642	$2,318,021

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities of continuing operations	$602,326	$521,136
Liabilities associated with assets held for sale	19,354	21,046
Long-term debt, less current installments	884,414	826,918
Other liabilities	166,659	143,832
Total shareholders’ equity	644,889	805,089
Total liabilities and shareholders’ equity	$2,317,642	$2,318,021

a)    At December 26, 2007, the company owned the land and buildings for 231 of the 1,048 company-owned restaurants (excluding Macaroni Grill).  The net book values of the land and buildings associated with these restaurants totaled $184.3 million and $195.4 million, respectively.

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Total Restaurants	Second Quarter Openings/Acquisitions	Second Quarter Closings/Sales	Total Restaurants Dec. 26,	Projected Openings Fiscal
	Sept. 26, 2007	Fiscal 2008	Fiscal 2008	2007	2008
Company-Owned Restaurants:
Chili’s	930	14	79	865	64-67
Macaroni Grill	216	3	3	216	3
On The Border	134	3	—	137	6-8
Maggiano’s	41	0	—	41	1
International(a)	5	1	—	6	0-3
	1,326	21	82	1,265	74-82

Franchise Restaurants:
Chili’s	308	87	—	395	28-33
Macaroni Grill	13	4	—	17	7-9
On The Border	28	1	—	29	6-8
International(a)	151	16	1	166	37-45
	500	108	1	607	78-95

Total Restaurants:
Chili’s	1,238	101	79	1,260	92-100
Macaroni Grill	229	7	3	233	10-12
On The Border	162	4	—	166	12-16
Maggiano’s	41	0	—	41	1
International	156	17	1	172	37-48
	1,826	129	83	1,872	152-177

a)    At the end of second quarter fiscal year 2008, international company owned restaurants by brand were five Chili's and one Macaroni Grill.  International franchise restaurants by brand were 154 Chili's, 11 Macaroni Grill's and one On The Border.

FOR ADDITIONAL INFORMATION, CONTACT:

MARIE PERRY

INVESTOR RELATIONS

(972) 770-1276

6820 LBJ FREEWAY

DALLAS, TEXAS 75240